EXHIBIT 10.2

PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN

(as amended and restated effective October 14, 2015)

AMENDMENT TO AWARD AGREEMENTS

1. Amendment.    This Amendment to Award Agreements  (this “Amendment”), made as of September 6, 2017 (the “Effective Date”), serves to notify you that the Governance and Compensation Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) hereby amends the Award Agreements for the Options granted to you, under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 14, 2015 (the “Plan”), prior to the Effective Date, as well as the Award Agreements for any Options granted to you on or after the Effective Date  (collectively, the “Option Award Agreements”) as described below.  The capitalized terms used in this Amendment are defined in the Plan or the Option Award Agreements.

2. Post-Termination Exercise Period.  Notwithstanding the terms of the Option Award Agreements, in the event of (a) the termination of your employment without Cause, (b) your resignation for Good Reason, or (c) any termination or resignation of your employment after the three-year anniversary of the Effective Date, prior to the complete exercise of the Options subject to such Award Agreements, such Option may be exercised to the extent of the number of vested Option Shares (as defined in the respective Prior Award Agreement), in whole or in part, subject to all of the conditions on exercise imposed by the Plan and the applicable Prior Award Agreement, within three years after the date of such termination, but only (i) to the extent that the Option was vested and exercisable on the date of such termination, and (ii) prior to the close of business on the Expiration Date of the respective Option.

3. Definitions. For purposes of this Amendment, the following terms shall have the following meanings.
(a) “Base Salary” means your annual gross salary on the date of the Effective Date before any deductions, exclusions or any deferrals or contributions under any Company plan or program.

(b) “Bonus Amount” means your annual cash incentive as established by the Committee at target for the applicable performance period.  If your annual cash incentive has not been established, the Bonus Amount will mean the prior year’s target annual cash incentive.

(c) “Cause” means your (1) dereliction of duty to the Company; (2) your conviction for a felony; or (3) your willful misconduct that has a substantial adverse effect on the Company.
(d) “Good Reason” means:
(i) the Company removes you from, or fails to re-elect or appoint you to, any material duties or position with the Company that were assigned or held by you as of the

Effective Date, except that a nominal change in your title that is merely descriptive and does not affect your rank, duties, or position shall not constitute such an event;

(ii) the Company assigns you any duties inconsistent with your position (including offices, titles and reporting requirements), authority, duties or responsibilities with the Company in effect as of the Effective Date and materially adverse to you;

(iii) the Company takes any action that results in a material diminution of your position, authority, duties or responsibilities with the Company in effect as of the Effective Date, or otherwise takes any action that materially interferes therewith;

(iv) the Company reduces your Base Salary, Bonus opportunity or other elements of Total Compensation (performance-based elements being measured based on the value of the award opportunity), as in effect immediately prior to such reduction, other than a reduction that is immaterial (for this purpose, reductions aggregating $10,000 will be deemed to be material); or

(v) the Company relocates your principal workplace to an area that is located outside of a radius of fifty (50) miles from the location of your principal workplace immediately prior to the Effective Date.

Upon the occurrence of an event that would constitute Good Reason, you shall notify the Company of the occurrence of such event within ninety (90) days after you obtain actual knowledge thereof.  If the Company has taken action within thirty (30) days after receipt of such notice to fully cure such event so that it would no longer constitute Good Reason, then Good Reason will be deemed to not have arisen based on the cured event.  If Good Reason arises and is not cured, the Good Reason will be deemed to exist for a period of one year after the last day of the cure period.

(e) “Total Compensation” means your Base Salary, Bonus Amount, equity compensation and all other items of your compensation.
4. Limitation of Rights. Neither the Plan, the Option Award Agreements nor this Amendment gives you any right to remain in the employment of the Company or any Affiliate.

5. Rights of Company and Affiliates.  This Amendment does not affect the right of the Company or any Affiliate to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of Common Stock or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

6. Plan Controls.  This Amendment is subject to all of the provisions of the Plan, which is hereby incorporated by reference, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan.  In the event of any conflict among the provisions of the Plan and this Amendment, the provisions of the Plan will be controlling and determinative.

7. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.  All parties consent to exclusive personal jurisdiction in New York courts and agree that venue shall be New York State Supreme Court, Monroe County.

To indicate your consent to the amendment of the Option Award Agreements described in this Amendment, please sign and date where indicated below, and return a signed copy of this Amendment to the Corporate Secretary.

/s/ Efrain RiveraDate: 9/6/17

Efrain Rivera